Exhibit 99.1

John T. Olds Named to Pacific Capital Bancorp Board of Directors

SANTA BARBARA, Calif.--(BUSINESS WIRE)--Pacific Capital Bancorp (NASDAQ: PCBC) announced today that John T. Olds has been named to the Company’s Board of Directors.

Olds is a retired financial services professional with over 40 years of experience. He most recently served as Vice Chairman and Chief Executive Officer of the Development Bank of Singapore (DBS) from 1998-2001. He was with JP Morgan The Morgan Bank from 1973-1998, in New York, Singapore, Tokyo and Brussels. His last position with the firm was Managing Director and a member of the firm’s Management Committee. From 1970-1973, he held a variety of posts in the investment banking department at Merrill Lynch in Paris, London and New York, and was with Manufacturers Hanover Trust and Chemical Bank in New York between 1965-1970.

“We are honored that John has accepted the invitation to join our board,” said Edward E. Birch, Chairman of the Board. “His deep financial services background is a good match for the board’s desire to add a veteran banker with extensive experience in many aspects of our industry. John is a skilled strategic planner who will bring a valuable perspective to our ongoing efforts to evaluate and refine our planning. Additionally, he has a deep background in private banking, which overlays well with our targeted focus on growing our Private Wealth Management business.”

Olds received a BA degree from the University of Pennsylvania in 1965, and has served on the boards of numerous corporations, governmental agencies, foundations and charities throughout his career. He and his wife Candace reside in Santa Barbara, California.

Olds’ appointment will become effective January 1, 2009. He replaces Gerald T. McCullough, who retired from Pacific Capital Bancorp’s Board in April upon reaching the mandatory retirement age of 72. McCullough, a general contractor and developer in Hollister, California, had served on the Board since 2001.

Pacific Capital Bancorp, with $7.5 billion in assets, is the parent company of nationally chartered Pacific Capital Bank, N.A. The Company provides consumer products, commercial banking products, trust services, investment management, private banking, and wealth planning & advice to customers throughout the Central Coast of California. It operates 50 retail branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and First Bank of San Luis Obispo. The Company’s website is located at www.pcbancorp.com.

CONTACT:
Pacific Capital Bancorp
Debbie Whiteley
Executive Vice President, Investor Relations
805-884-6680
Debbie.Whiteley@pcbancorp.com